Exhibit 3.1

ARTICLES OF INCORPORATION

OF

By Design, Inc.

    Pursuant to the provisions of the Nevada Private Corporations Act (Ch. 78, NRS, as amended), the undersigned Corporation hereby adopts the following Articles of Incorporation:

     FIRST.   The name of the Corporation is By Design, Inc.

     SECOND.  OFFICE:  Its principal office in the State of Nevada is located at Suite 3, 251 Jeanell Drive, Carson City, Nevada 89703. The name and address of its resident agent is Corporate Advisory Services, Inc., Suite 3, 251 Jeanell Drive, Carson City, Nevada 89703.

     THIRD.  PURPOSE:  The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

To engage in the design and construction business and in any other lawful activity. Also the Corporation may manufacture, purchase or acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with minerals, goods, wares and merchandise and personal property of every class and description.

To hold, purchase and convey real and personal estate and mortgage or lease any such real and personal estate with its franchises and to take the same by devise or bequest.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to, or useful in connection with, works of art or any other business of this Corporation.

To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by any other corporation or corporations of this state, or any other state or government, and while owner of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

To borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge, or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful objects.

To purchase, hold, sell and transfer shares of its own capital stock, and use therefor its capital, capital surplus, surplus, or other property or funds; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further, that shares of its own capital stock belonging to it shall not be voted upon, directly or indirectly, nor counted as outstanding, for the purpose of computing any stockholders' quorum or vote.

To conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in this state, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and in any foreign countries.

To do all and everything necessary and proper for the accomplishment of the objects hereinbefore enumerated or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects hereinbefore set forth.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause in these articles of incorporation but shall be regarded as independent objects and purposes.

     FOURTH.CAPITAL STOCK: The amount of the total authorized capital stock of the corporation is SIXTY THOUSAND DOLLARS ($60,000) consisting of Fifty Million (50,000,000) shares of one class of common stock of the par value of One Mill ($.001) each; and One Million (1,000,000) shares of preferred stock of the par value of One Cent ($.01) each, to have such classes, series and preferences as the Board of Directors may determine from time to time.

    Any and all shares issued by the Corporation will be issued in registered form, as may be directed by the Board of Directors from time to time, and the fixed consideration for which has been paid and delivered shall be deemed fully paid and not liable for any further call or assessment thereon, and the holders of such stock shall not be liable for any further assessments.

     There shall be no preemptive rights in connection with the acquisition of any capital stock of the Corporation.

FIFTH.  DIRECTORS:  The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this Corporation, provided that the number of directors shall not be reduced to less than one (1).

The name and post office address of the first board of directors, which shall be two (2) in number, are as follows:

NAME	POST OFFICE ADDRESSES
Deanie J. Underwood	2519 East Kentucky Ave.
Denver, Colorado 80209

Bradley C. Underwood	2519 East Kentucky Ave.
Denver, Colorado 80209

SIXTH.  INCORPORATOR:  The name and post office address of the incorporator signing the articles of incorporation is as follows:

David J. Wagner	8400 E. Prentice Ave.
Penthouse Suite
Greenwood Village, Colorado 80111

SEVENTH.  TERM:  The Corporation is to have perpetual existence.

EIGHTH.  AUTHORIZATIONS:  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

Subject to the by-laws, to make, alter or amend the by-laws of the Corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this Corporation.

By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deems expedient, and for the best interest of the Corporation.

NINTH.  MEETINGS:  Meetings of stockholders may be held outside the State of Nevada, if the by-laws provide.  The books of the Corporation may be kept (subject to any provision contained in the statues) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

TENTH.  AMENDMENTS:  This Corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation by majority vote of the shareholders and in the manner now or hereafter prescribed by statute, or by the articles of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

     ELEVENTH.  VOTING:   There shall be no cumulative voting permitted in any shareholder election of the Corporation.

     TWELFTH. INDEMNIFICATION: The Corporation shall indemnify and hold harmless the officers and directors of the Corporation from any and all liabilities or claims to the fullest extent now, or hereafter from time to time, permitted pursuant to the General Corporation Law of the State of Nevada.

I, THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of February, 2005.

  /s/David J. Wagner
                                                             DAVID J. WAGNER

IN THE MATTER OF:   By Design, Inc.

I, Corporate Advisory Service, Inc, hereby state that on February 23, 2005, I accepted the appointment as resident agent for the above named entity.

The street address of the resident agent in this State is as follows:

Suite 3, 251 Jeanell Drive, Carson City, Nevada   89703

/s/Donna K. Kelly
Date: February 23, 2005
Authorized Signature of
Resident Agent Company